Exhibit 10.95

Summary of Compensation for Executive Officers

The executive officers of Cheniere Energy, Inc. (“Cheniere” or “Company”) are “at will” employees and none of them has an employment or severance agreement except, as noted below, in limited circumstances with respect to local foreign practice where employment agreements are required under the laws of foreign countries where an executive officer works.1 The written and unwritten arrangements under which Cheniere’s executive officers are compensated include:

•	a base salary, reviewed annually by the Compensation Committee of the Board of Directors of Cheniere (the “Compensation Committee”);

•	an annual incentive award or bonus award determined annually by the Compensation Committee;

•	eligibility for awards under Cheniere’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “2003 Plan”), as determined by the Compensation Committee;

•

a broad-based benefits package offered to all employees, including vacation, paid sick leave, a tax-qualified 401(k) savings plan pursuant to which Cheniere matches 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law, medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health reimbursement arrangements and long-term disability, basic life, equal to two times base salary, and voluntary life (elective) insurance and accidental death and dismemberment insurance; and

•

a Change of Control Agreement which provides that, upon a Change of Control (as defined in the 2003 Plan), the executive officer shall receive a payment in an amount equal to one times the executive officer’s base salary at or immediately prior to the time the Change of Control is consummated.

The following table sets forth the 2009 annual base salary and phantom stock awarded for each of the executive officers in office as of February 26, 2009:

Executive Officer	2009 Annual Base Salary	Shares of Phantom Stock Awarded

Charif Souki Chairman, Chief Executive Officer and President	$600,540	1,000,000

Don A. Turkleson Senior Vice President and Chief Financial Officer	$272,820	—

[1]

Jean Abiteboul, located in our French office, has an employment agreement with a subsidiary of Cheniere. The agreement is for an unlimited term and may be terminated by the subsidiary or Mr. Abiteboul upon three months prior notice. The agreement provides for compensation substantially similar to the arrangements described above for Cheniere’s other executive officers.

H. Davis Thames Senior Vice President – Marketing	$272,820		450,000

Meg A. Gentle Senior Vice President – Strategic Planning and Finance	$272,820		450,000

Jean Abiteboul Senior Vice President – International	$323,385	[2]	450,000

Robert K. Teague Vice President – Asset Group	$272,820		450,000

The shares of phantom stock included in the table above will vest based on a combination of Company performance and the executive officer’s continued employment. See the description of the 2009 Phantom Stock Grant included in the Company’s Current Report on Form 8-K (SEC File No. 001-16383), filed on February 27, 2009, which is incorporated herein by reference.

The Compensation Committee agreed to make an additional grant of 800,000 shares of phantom stock to Mr. Souki upon the approval by the stockholders of the Company of an amendment to the 2003 Plan to increase the maximum number of shares of Common Stock that may be granted to any one individual under the 2003 Plan during a calendar year from 1,000,000 to 3,000,000 share of Common Stock.

2009 Annual Cash Incentive Target Opportunities

On February 19, 2009, the Compensation Committee established target cash bonus opportunities for 2009 incentive awards for the executive officers of the Company and will establish the 2009 performance goals at a later time. The target cash bonus opportunity for the executive officers are set forth below. The amount of payment will depend upon the extent to which the performance goals are met or exceeded.

Executive Officer	2009 Target Cash Bonus Opportunity
Chairman, Chief Executive Officer and President	150% of base salary
Senior Vice Presidents	90% of base salary

[2]	Represents the U.S. dollar equivalent of 229,400 Euros based on an exchange rate of $1.00 to 1.40970 Euros as of December 31, 2008.